Exhibit 99.2
PFSweb Receives Nasdaq Notice on Late Filing of its Form 10-Q
Notice has No Immediate Effect on the Listing or Trading of the Company’s Shares

Allen, TX – May 12, 2022 – PFSweb, Inc. (NASDAQ: PFSW) (the "Company"), a global commerce services company, announced that, as expected, it has received a notice from the Nasdaq Stock Market on May 12, 2022 notifying the Company that it is not in compliance with the periodic filing requirements for continued listing set forth in in Nasdaq Listing Rule 5250(c)(1) because the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 (the "2022 Q1 10-Q") was not filed with the Securities and Exchange Commission by the required due date of May 10, 2022.
This Notice received from Nasdaq has no immediate effect on the listing or trading of the Company's shares. Nasdaq has provided the Company with 60 calendar days, until July 11, 2022, to submit a plan to regain compliance. If Nasdaq accepts the Company's plan, then Nasdaq may grant the Company up to 180 days from the prescribed due date for the filing of the 2022 Q1 10-Q, or November 8, 2022, to regain compliance.
The Company expects and intends to submit to Nasdaq the compliance plan by July 10, 2022.
The Company continues to work diligently to complete its 2022 Q1 10-Q and continues to target filing the 2022 Q1 10-Q with the SEC in mid-June 2022 after which the Company anticipates maintaining compliance with its SEC reporting obligations and Nasdaq listing requirements.
This announcement is made in compliance with Nasdaq Listing Rule 5810(b), which requires prompt disclosure of receipt of a deficiency notification.
About PFS
PFS, the business unit of PFSweb, Inc. (NASDAQ: PFSW) is a premier eCommerce order fulfillment provider. We facilitate each operational step of an eCommerce order in support of DTC and B2B retail brands and specialize in health & beauty, fashion & apparel, jewelry, and consumer packaged goods. Our scalable solutions support customized pick/pack/ship services that deliver on brand ethos with each order. A proven order management platform, as well as high-touch customer care, reinforce our operation. With 20+ years as an industry leader, PFS is the BPO of choice for brand-centric companies and household brand names, such as L’Oréal USA, Champion, Pandora, Shiseido Americas, Kendra Scott, the United States Mint, and many more. The Company is headquartered in Allen, TX with additional locations around the globe. For more information, visit www.pfscommerce.com or ir.pfsweb.com for investor information.
For Media:
Longacre Square Partners
Dan Zacchei/Joe Germani/Ashley Areopagita
PFSweb@longacresquare.com

Investor Relations:
Cody Slach and Jackie Keshner
Gateway Group, Inc.
1-949-574-3860
PFSW@gatewayir.com